Capital Income Builder

333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,009,744
Class B	$65,079
Class C	$114,094
Class F	$50,637
Total	$1,239,554
Class 529-A	$11,417
Class 529-B	$1,614
Class 529-C	$3,799
Class 529-E	$576
Class 529-F	$183
Class R-1	$740
Class R-2	$4,825
Class R-3	$6,116
Class R-4	$1,718
Class R-5	$7,484
Total	$38,472

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$1.1999
Class B	$0.9847
Class C	$0.9730
Class F	$1.1853
Class 529-A	$1.1802
Class 529-B	$0.9531
Class 529-C	$0.9566
Class 529-E	$1.0940
Class 529-F	$1.2283
Class R-1	$0.9608
Class R-2	$0.9642
Class R-3	$1.0842
Class R-4	$1.1693
Class R-5	$1.2498

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	886,046
Class B	68,785
Class C	125,011
Class F	45,861
Total	1,125,703
Class 529-A	10,789
Class 529-B	1,827
Class 529-C	4,397
Class 529-E	587
Class 529-F	176
Class R-1	891
Class R-2	5,620
Class R-3	6,241
Class R-4	1,490
Class R-5	6,755
Total	38,773

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$56.58
Class B	$56.58
Class C	$56.58
Class F	$56.58
Class 529-A	$56.58
Class 529-B	$56.58
Class 529-C	$56.58
Class 529-E	$56.58
Class 529-F	$56.58
Class R-1	$56.58
Class R-2	$56.58
Class R-3	$56.58
Class R-4	$56.58
Class R-5	$56.58